                                                                          DRAFT:
                                                                    MAY 22, 2000
            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000
                                                                REGISTRATION NO.
                                                                333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                               GENERAL MAGIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                    77-0250147
(State or Other Jurisdiction of             (IRS Employer Identification Number)
 Incorporation or Organization)

                    420 NORTH MARY AVENUE, SUNNYVALE CA 94086
                                 (408) 774-4000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 STEVEN MARKMAN
    PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                               GENERAL MAGIC, INC.
                    420 NORTH MARY AVENUE, SUNNYVALE CA 94086
                                 (408) 774-4000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                   Copies to:

     RUSSELL C. HANSEN, ESQ.                      MARY E. DOYLE, ESQ.
       MICHAEL MAYES, ESQ.                          GENERAL COUNSEL
   GIBSON, DUNN & CRUTCHER LLP                    GENERAL MAGIC, INC.
2029 CENTURY PARK EAST SUITE 4000      420 NORTH MARY AVENUE, SUNNYVALE CA 94086
  LOS ANGELES, CALIFORNIA 90067                      (408) 774-4000
          (310) 552-8500

                                  ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                                Proposed
                                                       Proposed Maximum         Maximum
Title of Each Class of Securities    Amount to be       Offering Price         Aggregate         Amount of
         to be Registered             Registered           Per Share         Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
    per share                         5,715,691(1)         $3.078(2)         $17,592,896.90       $4,645.00
===============================================================================================================


(1) Represents 3,689,126 shares of common stock plus an additional 143,365 shares for a total of 3,832,491 shares of common stock or approximately 103.88% of the common stock issuable upon conversion of shares of the Company's Series H preferred stock offered under this registration statement and 100% of 1,883,200 shares of common stock issuable upon exercise of certain warrants to purchase the Company's common stock issued in connection with the sale of the Series H preferred stock. The number of shares of common stock included in the registration statement is based on the Company's good faith estimate of the number of shares of common stock issuable upon conversion of the Series H preferred stock and assumes conversion as of May 10, 2000. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also covers such indeterminable number of additional shares of common stock as may become issuable upon conversion of the Series H preferred stock and exercise of the warrants as a result of future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the common stock reported on The Nasdaq National Market on May 25, 2000.

                             -----------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY __, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                5,715,691 SHARES


                               GENERAL MAGIC, INC.

                                  COMMON STOCK

                                ----------------


        The selling stockholders identified in this prospectus are offering up to 5,715,691 shares of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders.

        Our common stock is listed on the Nasdaq National Market under the symbol "GMGC." On May 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $4.125 per share.

        THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ----------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------



                  The date of this prospectus is ________ 2000.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Risk Factors..............................................................3
Special Note Regarding Forward-Looking Statements........................10
Use of Proceeds..........................................................10
About General Magic......................................................10
Selling Stockholders.....................................................11
Plan of Distribution.....................................................16
Legal Matters............................................................17
Experts..................................................................17
Where You Can Find Additional Information About General Magic............17
Documents Incorporated By Reference......................................18

        As used in this prospectus, the terms "we," "us," "our" and "General Magic" mean General Magic, Inc. and its subsidiaries (unless the context indicates another meaning), and the term "common stock" means our common stock, par value $0.001 per share.

        Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale California 94086. Our telephone number is (408) 774-4000.

      This prospectus contains trademarks of General Magic and those of other companies.

                                  RISK FACTORS

        An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included in this prospectus.

        WE HAVE A HISTORY OF LOSSES. WE EXPECT TO CONTINUE TO INCUR LOSSES, AND WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

        Since our inception, we have incurred significant losses, including a loss of $12.1 million for the three-month period ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $282.9 million. We expect to have net losses and negative cash flow for at least the next eighteen months. We plan to continue to spend significant amounts to develop, enhance and maintain our voice application services and products and to expand our marketing and sales efforts. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis. If we fail to achieve and maintain profitability, the price of our stock may decline, perhaps substantially.

        OUR LIMITED FUNDING MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY, AND THE AVAILABILITY OF ADDITIONAL FINANCING IS UNCERTAIN.

        Our business model requires us to devote significant financial resources to the development, enhancement and maintenance of magicTalk, our platform for delivery of voice application services and products. If we are not able to successfully manage our existing resources or to secure additional financing in a timely manner, our ability to generate sufficient revenues may be restricted and our business curtailed.

        Effective July 30, 1999, we entered into a common stock investment agreement with an institutional investor providing for an equity line of credit. The common stock investment agreement permits us to require the investor to purchase from time to time an aggregate of up to $20,000,000 of our common stock in increments of up to $5,000,000. In addition, the investor has the right to purchase in its sole discretion up to an aggregate of an additional $6,000,000 of common stock during the term of the common stock investment agreement. On March 10, 2000, we agreed to amend the common stock investment agreement to provide the institutional investor with the option to purchase additional shares of our common stock equal to up to 100% of the amount specified in our put notice to the investor. The aggregate amount of the equity line, however, was not increased by this amendment. There are numerous conditions on our right to draw down under the equity line, including that the closing bid price of the common stock on the business day immediately preceding a draw down notice must be at least $2.00 per share and that the common stock is listed on The American Stock Exchange ("AMEX"), The New York Stock Exchange ("NYSE"), The Nasdaq National Market or The Nasdaq SmallCap Market. In addition, the dollar amount specified in any draw down notice will be decreased by one twentieth (1/20) for each business day during the twenty business days immediately following delivery of the draw down notice on which the weighted average price of the common stock is less than $2.062. The weighted average price of our common stock was less than $2.062 on each business day through much of September, October and the first half of November of 1999. It is uncertain that we will be able consistently to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request drawdowns in increments of up to $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of our common stock as well as the investor's percentage ownership of General Magic.

        As of May 10, 2000, our capital stock consisted of 100,000,000 shares of common stock, 51,376,405 of which were issued and outstanding and 35,544,790 of which were issuable and reserved for issuance pursuant to securities convertible into or exercisable for shares of our common stock. An additional 6,974,379 shares were reserved pursuant to provisions of agreements governing issuance of our Series D and Series F preferred stock and those governing warrants issued in connection with the Series B, Series C, and Series D preferred stock transactions that require us to reserve a multiple of the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants. If, at the time we elect to draw down under our equity line, we do not have a sufficient number of authorized but unissued and unreserved shares of common stock available for issuance under the equity line, we may be unable to draw down under the equity line. The Company is seeking stockholder approval of an increase in the Company's authorized capital stock at its 2000 Annual Meeting of Stockholders. There can be no assurance that we will obtain stockholder approval of an increase in our authorized capital stock, or that such approval will be timely.

        To support our operations beyond the year 2000, we will be required to raise additional public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to General Magic or its stockholders. The unavailability or timing of revenues and financing may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

        THE MARKET FOR OUR VOICE APPLICATION SERVICES AND PRODUCTS MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

        Our future financial performance depends on growth in demand for voice application services and products. If the market for voice application services and products does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operations will be adversely affected.

        The market for voice application services and products is relatively new and still evolving. Currently, there are a limited number of products and services in this industry. The adoption of voice application services and products could be hindered by the perceived cost, quality and reliability of this new technology, as well as the reluctance of businesses that have invested substantial resources in existing systems, such as touch-tone-based systems, to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established companies, about the uses and benefits of voice-driven applications in general and our products in particular. If these efforts fail, or if our voice application services and products do not achieve commercial acceptance, our business would be harmed.

        The continued development of the market for our voice application services and products will depend upon the:

        - widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

        - consumer acceptance of such applications; and

        - continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

        WE MUST ESTABLISH AND MAINTAIN RELATIONSHIPS WITH CUSTOMERS AND PARTNERS TO GENERATE REVENUES.

        Our business model for voice application services and products depends on generation of revenue from licensing of our magicTalk communications platform and from voice application development, support and hosting services. Our success in generating these revenues depends on our ability to establish and maintain relationships with organizations that engage in high-volume customer interactions, such as telecommunications providers and customer interaction centers, and with partners that currently provide customer relationship management solutions to these businesses. Competition for relationships with companies such as these is extremely intense.

        WE ARE DEPENDENT ON A FEW CUSTOMERS AND EXPECT TO DERIVE A SIGNIFICANT AMOUNT OF REVENUE FROM A SINGLE CUSTOMER.

        We have entered into commercial arrangements with Qwest Communications Corporation, Intuit(R) Inc., Excite@Home and the OnStar Corporation, a subsidiary of General Motors Corporation. Qwest and Intuit have placed their projects on hold. We plan to advance our relationships with Excite and OnStar, and in 2000, we expect to derive a significant portion of our revenue from OnStar. However, we cannot guarantee that we will be able to maintain these relationships or establish others. It is also uncertain whether the voice applications contemplated by our current or future partners will be commercially launched, or if launched, that they will result in significant revenue to General Magic.

        OUR VOICE APPLICATION SERVICES AND PRODUCTS CAN HAVE LONG SALES AND IMPLEMENTATION CYCLES AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE MAY FLUCTUATE.

        Purchase of our voice application services and products requires a significant expenditure by a customer. Accordingly, the decision to purchase our services and products typically requires significant pre-purchase evaluation. We may spend many months educating and providing information to prospective customers regarding the use and benefits of our voice application services and products. During this evaluation period, we may expend substantial sales, marketing and management resources.

        After purchase, it may take substantial time and resources to implement our solution and to integrate it with our customer's existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles may make it difficult to predict the quarter in which revenue recognition may occur and may cause revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

        LOSS OF OR DELAYS IN ACQUIRING A KEY CUSTOMER COULD SUBSTANTIALLY REDUCE OUR REVENUE IN ANY GIVEN PERIOD AND HARM OUR BUSINESS.

        We expect that for at least the next twelve months, a limited number of customers will account for a substantial portion of our revenue during any given period. As a result, if we do not acquire a major customer, if a contract is delayed, cancelled or deferred, or if an anticipated sale is not made, our revenue would be adversely affected.

        IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OR TO RETAIN KEY TECHNICAL, PROFESSIONAL SERVICE, SALES, MARKETING AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.

        We intend to hire additional personnel, including engineers, professional service, sales, marketing and operational personnel to support our business. Competition for these individuals is keen, especially in the San Francisco Bay Area. We may not be able to attract, assimilate or retain additional highly qualified personnel. In addition, we rely upon the continued performance and services of our existing employees, including key managerial, technical and operational personnel. Our failure to attract, integrate, motivate and retain additional employees or to motivate and retain existing employees could harm our business.

        INTENSE COMPETITION IN THE MARKET FOR VOICE APPLICATION SERVICES AND PRODUCTS COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

        The market for voice application services and products is intensely competitive. A number of companies have developed, or are expected to develop, voice applications and/or platform technologies that compete with ours. Competition in the voice application and platform technologies markets include personal assistant developers such as CallSciences and Lucent, voice browser developers such as Nuance, Motorola, Speechworks and Vocalis, and providers of value-added services such as AccessLine, BriteVoice, Comverse, IntelliVoice, Webley and Wildfire. Wireless communications infrastructure companies, such as Ericsson or Phone.com, may extend their offerings to provide the capabilities of the myTalk communications platform, as may software developers such as Microsoft and Oracle, or telecommunications companies such as AT&T and Sprint. In addition, TellMe, in the voice portal category, and CollegeClub.com, EchoBuzz, eVoice, ShoutMail, ThinkLink and Ureach, in the personal messaging category, are among the potential competitors of General Magic. Many of these companies have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

        TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

        The market for voice application services and products is characterized by rapid technological change, changing customer needs, increasingly frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice application services and products obsolete and unmarketable.

        Our success will depend upon our ability to timely develop and introduce new voice application services and products, as well as enhancements to our existing services and products, to keep pace with technological developments and emerging industry standards and address the changing needs of customers, partners, users, sponsors, and advertisers. We may not be successful in developing and marketing new services or products that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new services or products. In addition, our new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance.

        WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATIONS.

        Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must continue to develop and enhance technologies to enable us to offer voice application services and other products deployed on our magicTalk communications platform. Software product development schedules are difficult to predict because they involve creativity and may require implementation of original, untried solutions or the use of new development tools. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved services or products or the delivery of new versions of our services or products.

        THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

        We have incorporated technology developed by third parties in certain of the voice application services and products offered to our customers, including the following:

        - email servers which process both emails and voicemails;

        - calendar and contact software;

        - voice recognition software;

        - text-to-speech software;

        - the billing system; and

        - network operations center servers, routers and other equipment.

        We will continue to incorporate third-party technologies in future voice application services and products. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services or products, market acceptance of our services or products could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues. In addition, we rely and will continue to rely on services supplied by third parties such as telecommunications, Internet access and power for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

        CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.

        As of May 10, 2000, we have 50,000 shares of Series A preferred stock, 399 shares of Series D preferred stock, 350 shares of Series E preferred stock, 525 shares of Series F preferred stock, 1,500 shares of Series G preferred stock and 2,200 shares of Series H preferred stock outstanding, which are convertible in the aggregate into 19,119,664 shares of common stock. In addition, we have a warrant to purchase up to an additional 500 shares of Series G preferred stock and warrants to purchase an aggregate, as of May 10, 2000, of 2,785,596 shares of common stock outstanding. We also have an equity line of credit arrangement under which we could issue up to $25,750,000 in common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, or drawdowns under the equity line of credit arrangement. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and the Series F preferred stock, upon exercise of the warrants issued in connection with the Series B, Series C, Series D and Series H preferred stock transactions, and pursuant to the equity line of credit arrangement depends in part on future prices of our common stock on The Nasdaq National Market. The number of shares of common stock issued pursuant to the equity line of credit arrangement depends on the prices of common stock on The Nasdaq National Market shortly before the date of issuance and sale. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock, exercise of the warrants issued in connection with the Series B, Series C, and Series D preferred stock, and drawdowns under the equity line of credit will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. Our board of directors may authorize issuance of up to 427,101 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders subject to the aggregate amount of common stock authorized by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

        WE MAY BE REQUIRED TO REDEEM THE OUTSTANDING SERIES D PREFERRED STOCK, SERIES F PREFERRED STOCK OR SERIES H PREFERRED STOCK, WHICH COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES AND MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        The holders of the Series D preferred stock, the Series F preferred stock and the Series H preferred stock have redemption rights if we fail to meet the requirements of the documents governing each. As of May 10, 2000, 399 shares of Series D preferred stock, 525 shares of the Series F preferred stock and 2,200 shares of Series H preferred stock were outstanding. The redemption value of these shares could total as much as approximately $33.2 million. If we were required to redeem these shares, such payments would deplete our cash reserves, which could materially and adversely affect our financial condition. In addition, such a decrease in our cash reserves could cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption.

        IF WE FAIL TO OBTAIN STOCKHOLDER APPROVAL OF THE SERIES G PREFERRED STOCK TRANSACTION AS REQUIRED BY THE NASDAQ MARKETPLACE RULES AND OUR AGREEMENT WITH GENERAL MOTORS, WE WOULD BE REQUIRED TO PAY GENERAL MOTORS A SIGNIFICANT PENALTY THAT WOULD LIKELY HAVE AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION.

        We are required under The Nasdaq Marketplace Rules and our agreement with General Motors, by and through its OnStar subsidiary, to obtain stockholder approval of the sale or issuance of those shares of our common stock (or securities convertible into common stock) equal to 20% or more of the common stock or voting power outstanding before the issuance of the Series G preferred stock upon (i) the conversion of our Series G preferred stock and (ii) the exercise of the warrant for the purchase of shares of our Series G preferred stock. If we do not obtain stockholder approval, we will be required, at our election, either to pay to General Motors $7 million in cash or pay to General Motors $3.5 million in cash and credit $3.5 million against amounts then owed or next owing by General Motors to General Magic. Failure to obtain stockholder approval will likely adversely affect our financial condition, and/or result in increased dilution to the holders of our common stock.

        OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

        We are subject to the continued listing requirements of The Nasdaq National Market. As of May 10, 2000, we were in compliance with Nasdaq's continued listing requirements. In the event that we are not able to maintain continued compliance with The Nasdaq National Market's "net tangible assets" requirement or any other of its listing requirements, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets such as The Nasdaq Small Cap Market and The American Stock Exchange, Inc. We cannot guarantee that we will be able to meet the listing requirements of these or any other markets. In the event that we are delisted from The Nasdaq National Market or are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected.

        OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

        Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect under a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

        We hold fourteen patents issued by the United States Patent and Trademark Office ("PTO"). We have eight patent applications pending before the PTO, as well as selected counterpart patent applications pending in foreign jurisdictions. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products or services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we expect to license our products internationally, and the laws of some foreign countries would not protect our proprietary rights to the same extent as do the laws of the United States.

        OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND REQUIRE US TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

        The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing proprietary rights of others, third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

        SECURITY PROBLEMS IN OUR VOICE APPLICATION SERVICES OR PRODUCTS WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

        Security vulnerabilities and weaknesses may be discovered in our voice application services or products, in the licensed technology incorporated in our voice application services or products, in our network operations center hosting environment, or in the media by which end users access our voice application services or products. Any such security problems may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and may limit the number of customers or subscribers for our voice application services or products. A decrease in the number of customers could lead to decreased revenues. These problems may also cause interruptions or delays in the development of enhancements to our voice application services and products and may result in lawsuits against us.

        We will continue to incorporate security technologies in our voice application services and products. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access our voice application services and products, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed. We intend to continue to limit our liability to end users and to our customers and partners, including liability arising from failure of the security technologies incorporated into our services and products, through contractual provisions. However, we may not successfully negotiate such limitations with all our customers and partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

        ANY SOFTWARE DEFECTS IN OUR PRODUCTS COULD HARM OUR BUSINESS AND RESULT IN LITIGATION.

        Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs, and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

        A CLAIM FOR DAMAGES COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        We may be subject to claims for damages related to system errors and other defects in the services we host for our customers or in our General Magic branded services. Agreements with end users of these services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. Moreover, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

        WE DEPEND ON THE INTEGRITY AND RELIABILITY OF OUR SOFTWARE, COMPUTER HARDWARE SYSTEMS AND NETWORK INFRASTRUCTURE, AND ANY INADEQUACIES MAY RESULT IN SUBSTANTIAL INTERRUPTIONS TO OUR SERVICE.

        Our ability to host services for our customers depends on the integrity of our software, computer hardware systems and network infrastructure, and the reliability of software and services supplied by our vendors, including providers of telecommunications and electric power. We have encountered, and may encounter in the future, errors in our software or our system design, or inadequacies in the software and services supplied by our vendors. Any such errors or inadequacies may result in substantial interruptions to our services or those we host for our customers. Our errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are timely corrected, if at all.

        OUR NETWORK OPERATIONS CENTER MAY NOT BE ABLE TO ACCOMMODATE SIGNIFICANT INCREASES IN DEMAND, WHICH MAY RESULT IN A DECREASE IN REVENUES AND A DECLINE IN OUR STOCK PRICE.

        Since the launch of our myTalk service and the Excite Voicemail service, we have also experienced interruptions or slow-downs in service due to increases in the number of users served by our network operations center. In the event that we experience sudden unplanned increases in the number of users of the services hosted in our network operations center, our network operations center may not be capable of meeting the resulting increase in demand.

        OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

        The market price of our common stock has been extremely volatile. From January 1, 2000 to March 31, 2000, the closing price of our common stock has varied significantly from a high of $17.313 to a low of $4.031 per share.

        Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in development of our services or products, disruptions in our services, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging and technology companies, such as ours. Such price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

        DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT A CHANGE OF CONTROL OF GENERAL MAGIC.

        Delaware law and provisions of our charter documents may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of our common stock. These provisions include:

        - authority to issue "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

        - prohibition on stockholder action by written consent;

        - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

        - advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

        Furthermore, the Series D preferred stock and the Series F preferred stock provide holders rights to redemption of their Series D preferred stock or Series F preferred stock, as the case may be, or penalty payments upon a change in control. In addition, the documents governing the Series D preferred stock and Series F preferred stock prohibit changes of control unless the surviving entity assumes all of our obligations under the Series D preferred stock or Series F preferred stock, as the case may be, and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. All of these rights could make an acquisition even more difficult.

        OUR FACILITY IS LOCATED NEAR KNOWN EARTHQUAKE FAULTS, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER NATURAL DISASTER COULD CAUSE SIGNIFICANT DAMAGE TO OUR FACILITY THAT MAY REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

        Our facility is located in the San Francisco Bay Area near known earthquake faults and is vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We do not have redundant, multiple site capacity, and so are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. Any damage to our facility could lead to interruptions in the services hosted in our network operations center and loss of subscriber information, and could substantially if not totally impair our ability to operate our business. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Risk Factors" and "About General Magic" and elsewhere in this prospectus constitute forward-looking statements that involve substantial uncertainties.

        We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terms such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, performance or achievements to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These factors include, among others, our history of losses, our limited funding, the availability of additional financing, the failure of the market for our voice application services and products to develop, our ability to establish and maintain good relationships with customers and partners, our dependence on a single customer for a significant amount of our revenue and others listed under "Risk Factors," elsewhere in this prospectus, and in our Securities and Exchange Commission filings.

        We cannot guarantee future results, performance or achievements. We do not intend to update this prospectus to conform any forward-looking statements to actual results. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus by the selling stockholders, and all proceeds will go to the selling stockholders to be used for their own purposes.

                               ABOUT GENERAL MAGIC


        We were incorporated in California in May 1990. We reincorporated in Delaware in February 1995 and completed the initial public offering of our common stock in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94082, and our telephone number at that location is (408) 774-4000.

        General Magic, Inc. is a voice applications services provider that enables businesses to give their customers voice access to information and services, whether provided through customer interaction centers, over telecommunications networks or through the Internet. We develop and deploy our voice applications on our magicTalk(TM) communications platform and offer hosting services for those applications in our state-of-the-art network operations center.

        Our principal target market is businesses with high volume customer interactions, such as telecommunications service, customer relationship management and e-commerce providers. We have also developed General Magic branded services that demonstrate the attributes of our communications platform and voice user interface technologies, and that have permitted us to evolve the capabilities of the platform to meet the requirements of large scale applications. However, we plan to focus on developing voice applications for the business-to-business market, and on May 18, 2000 announced our plan to discontinue the General Magic branded myTalk consumer service. Our patent-pending communications platform and personality-rich voice user interface technologies provide the foundation for all of our voice solutions and services.

        In June 1999, Excite@Home launched the Excite Voicemail service, a free advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. Excite Voicemail employs our communications platform and voice user interface technologies to guide callers in leaving voicemail messages and faxes for registered Excite members. In November 1999, in connection with the sale of Series G Convertible Preferred Stock, we entered into a licensing and technology agreement with General Motors Corporation through its subsidiary, the OnStar Corporation ("OnStar"). OnStar has selected the magicTalk communications platform and custom voice user interface for its OnStar Virtual Advisor that will provide hands-free voice-activated access to Web-based information services in vehicles.

        Although we have made significant progress in our strategy to develop and market voice application services and products, we are subject to all of the risks inherent in the establishment of a new business enterprise. To succeed, we must, among other things, secure adequate financial and human resources to meet our requirements; achieve market acceptance for our voice application services and products; establish and maintain relationships with businesses with high volume customer interactions; establish and maintain alliances with companies that offer technology solutions for businesses with high volume customer interactions; respond effectively to competitive developments; meet the challenges inherent in the timely development and deployment of complex technologies; generate sufficient revenues from our services and products to permit us to operate profitably; and protect our intellectual property. Any failure to achieve these objectives could have a material adverse effect on our business, operating results and financial condition.

                              SELLING STOCKHOLDERS

        The following table sets forth information with respect to the selling stockholders as of May 10, 2000 and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities. This information has been obtained from the selling stockholders.

                                                                                                         TOTAL SHARES
                                  PREFERRED STOCK                       WARRANTS                       OF COMMON STOCK
                          --------------------------------  -------------------------------- ---------------------------------------
                                                 SHARES OF                        SHARES OF                              SHARES OF
                                                 UNDERLYING                       UNDERLYING   SHARES OF               COMMON STOCK
                           SHARES OF   SHARES OF   COMMON    SHARES OF  SHARES OF   COMMON      COMMON     SHARES OF   BENEFICIALLY
                          UNDERLYING    COMMON     STOCK    UNDERLYING   COMMON     STOCK       STOCK       COMMON         OWNED
                            COMMON      STOCK    AFTER THE   COMMON      STOCK    AFTER THE  BENEFICIALLY    STOCK       AFTER THE
SELLING STOCKHOLDER         STOCK      OFFERED    OFFERING    STOCK     OFFERED   OFFERING      OWNED       OFFERED     OFFERING(1)
                          ----------  ---------  ---------  ---------- ---------- ---------- ------------  ---------  --------------
                                                                                                                          #      %
HFTP Investment LLC        1,215,736  1,262,981         --    682,932    620,600   62,332     1,898,668    1,883,581     62,332  *
Halifax Fund, L.P.         4,901,585  1,071,356  3,870,306    884,776    526,440  358,336     5,786,361    1,597,796  4,228,642  7.6
Palladin Partners I, L.P.    276,685     60,971    217,995     38,284     29,960    8,324       314,969       90,931    226,319  *
Palladin Overseas
Fund Limited                 160,294     34,840    126,757     21,504     17,120    4,384       181,798       51,960    131,141  *
The Gleneagles Fund
Company                      474,618    104,522    374,006     59,306     51,360    7,946       533,924      155,882    381,952  *
Lancer Securities
(Cayman) Ltd.                160,294     34,840    126,757     18,901     17,120    1,781       179,195       51,960    128,538  *

Fisher Capital Ltd.        1,874,222    820,502  1,084,413    413,861    403,176   10,685     2,288,083    1,223,678  1,095,098  2.1
Wingate Capital Ltd.       1,148,867    442,479    722,941    233,452    217,424   16,028     1,382,319      659,903    738,969  1.4

TOTALS                    10,212,301  3,832,491  6,523,175  2,353,016  1,883,200  469,816    12,565,317    5,715,691  6,992,991

--------------

*  Less than 1%

(1) No selling stockholder may convert or exercise the Series D preferred stock, the Series F preferred stock or the Series H preferred stock, or the warrants owned by it if such conversion or exercise would result in that selling stockholder, together with its affiliates, beneficially owning more than 4.99% of the then outstanding common stock excluding the non-converted portion of the preferred shares and the unexercised warrants.

NOTES REGARDING PREFERRED STOCK AND WARRANTS

        The preferred stock referenced in the table represents Series D Convertible Preferred Stock, Series F Convertible Preferred Stock and Series H Convertible Preferred Stock.

        The information relating to the number of shares underlying the preferred stock and warrants assumes conversion or exercise as of May 10, 2000.

NOTES REGARDING NUMBER OF SHARES TO BE OFFERED

        The conversion price of the Series H preferred stock and the exercise price of the warrants are subject to adjustment for events which cannot be predicted by us at this time, including the length of time each Series H preferred share is held. Consequently, the number of shares to be offered by the selling stockholders as set forth in the table represents an estimate. The actual number of shares of common stock issuable upon conversion of the Series H preferred stock and exercise of warrants could be materially less or more. Nevertheless, we have registered, and the number of shares offered by each selling stockholder as set forth in the table includes:

        - 103.88% of the common stock issuable upon conversion of the Series H preferred stock held by such selling stockholder as of May 10, 2000.

        - 100% of the common stock issuable upon exercise of the warrants issued in connection with the Series H preferred stock held by such selling stockholder as of May 10, 2000.

See "-- Relationships between the Selling Stockholders and Us."

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

        Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that each selling stockholder will hold after the offering. The shares beneficially owned after the offering column assumes the sale of all shares offered. The percentage owned after the offering column is based on 51,376,405 shares of common stock outstanding as of May 10, 2000.

NOTES REGARDING BENEFICIAL OWNERSHIP

        Except as set forth below, each of the selling stockholders has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by it.

        The number of shares of common stock set forth in the table as underlying the preferred stock and the warrants or as beneficially owned by each selling stockholder assumes conversion or exercise of all of the Series D preferred stock, the Series F preferred stock and the Series H preferred stock and the warrants held by such selling stockholder. However, no selling stockholder may convert or exercise the Series D preferred stock, the Series F preferred stock or the Series H preferred stock or the warrants owned by it if such conversion or exercise would result in that selling stockholder, together with its affiliates, beneficially owning more than 4.99% of the then outstanding common stock excluding the non-converted portion of the preferred shares and the unexercised warrants.

        Promethean Investment Group L.L.C. is the general partner of Themis Partners L.P. and the investment advisor for each of Heracles Fund and HFTP Investment LLC. Consequently, Promethean has voting control and investment discretion over securities of General Magic held by Themis, Heracles and HFTP. As of May 10, 2000, Themis held 65,921 shares of common stock issuable upon the exercise of warrants and Heracles held 81,543 shares of common stock issuable upon the exercise of warrants. The ownership for each of Themis, Heracles and HFTP does not include the ownership information for the other entities. Promethean and each of Themis, Heracles and HFTP disclaim beneficial ownership of the securities of General Magic held by all other entities controlled by Promethean.

        The Palladin Group L.P. or an affiliate is the investment manager for each of Halifax Fund, L.P., Palladin Partners I, L.P., Palladin Overseas Fund Limited, The Gleneagles Fund Company, and Lancer Securities (Cayman) Ltd. Consequently, The Palladin Group has voting control and investment discretion over securities held by such entities. The ownership for each such entity does not include the ownership information for the other entities. The Palladin Group and each such entity disclaim beneficial ownership of the securities of General Magic held by all other entities over which The Palladin Group has voting control and investment discretion.

        The Palladin Group L.P. is under common control with Cripple Creek Securities, LLC. See "-- Relationships between the Selling Stockholders and Us" below.

        Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. Consequently, Citadel has voting control and investment discretion over securities held by such entities. The ownership for each such entity does not include the ownership information for the other entities. Citadel and each such entity disclaim beneficial ownership of the securities of General Magic held by all other entities controlled by Citadel.

RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDERS AND US

        None of the selling stockholders has held any position or office or has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of our securities. This information is based upon information provided by the selling stockholders.

        In April 2000, we issued to the selling stockholders an aggregate of 2,200 shares of our Series H Convertible Preferred Stock and warrants to acquire 1,883,200 shares of common stock pursuant to a securities purchase agreement. We are advised by each selling stockholder that it purchased the Series H preferred stock and warrants in the ordinary course of its business and, at the time such selling stockholder purchased the Series H preferred stock and warrants, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly. In connection with the issuance of our Series H preferred stock, we paid approximately $660,000 to Promethean Capital Group, LLC pursuant to a Placement Agent Agreement providing for the payment of a 3% commission on the total dollar value of the subscriptions obtained by Promethean Capital to purchase shares of our Series H preferred stock, or $22,000,000. Promethean Capital served as the exclusive sales agent for the Series H offering.

        The terms of the warrants issued in April 2000 are as follows:

        The warrants are immediately exercisable for an aggregate of 1,883,200 shares of our common stock at an exercise price of $5.84. They have a term of three years. The number of shares issuable upon exercise of the warrants will change in the event of any of the following:

        - stock splits, stock dividends or similar transactions;

        - our issuance or sale or deemed issuance or sale of shares of common stock at a price less than the then current exercise price, which will trigger certain customary antidilution protections contained in the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part; and

        - our failure to have declared effective within 75 days after issuance and to maintain, thereafter, the registration statement relating to shares issuable upon exercise of the warrants.

        The terms of the Series H preferred shares are as follows:

        Dividends. The Series H preferred shares shall not bear dividends.

        Conversion Rights. Subject to certain limitations that relate to the number of shares of common stock that a holder of Series H preferred shares or its affiliates may beneficially own or be deemed to beneficially own, each Series H preferred share is convertible, at the option of the holder, into that number of shares of common stock obtained by dividing the conversion amount by the conversion price. The conversion amount of a Series H preferred share equals $10,000 plus an amount determined by the following formula: (.02)(N/365) ($10,000), where N equals the number of days from April 20, 2000 to April 20, 2002 or the conversion date, whichever is earlier.

        Conversion Price. The conversion price of each Series H preferred share as of May 10, 2000 was $5.97.

        Anti-Dilution Adjustments to Conversion Price. The Series H conversion price may change in the event of stock splits, stock dividends or similar transactions.

        Conversion at Our Option. We will have a right to require holders to convert all of the outstanding Series H preferred shares the later of April 20, 2001 or the date on which this registration statement is declared effective by the Securities and Exchange Commission if:

        - this registration statement is effective and available for the sale of all conversion shares on each day during the 20-trading day period prior to the conversion; and

        - we have not delayed the disclosure of material non-public information concerning our company that, in the opinion of our counsel, is required to be disclosed, on any day during the 20-trading day period prior to the conversion.

        Automatic Conversion/Redemption. The outstanding Series H preferred shares will automatically convert into common stock on April 20, 2002, unless we elect to redeem the shares at that time at a price approximately equal to the conversion amount.

        Right of Participation. Subject to certain limitations, from October 21 to December 31, 2000, the holders of the Series H preferred shares have a right to participate in the following types of securities issuances by us during that period by purchasing 50% of the securities to be so issued:

        - convertible securities that are convertible into or exchangeable for common stock at a conversion price which may vary with the market price of the common stock;

        - shares of common stock issued at a price which is less than the conversion price on the issuance date of such shares; and

        - convertible securities that are convertible into or exchangeable for common stock at a conversion price which is less than the conversion price on the issuance date of such shares.

        Our Redemption Rights Upon a Change of Control. We may redeem all of the Series H preferred shares at a per share price equal to approximately 115% of the conversion amount upon a consolidation, merger or other business combination resulting in a change of control if:

        - this registration statement is effective and available for the sale of all conversion shares on each day during the 10 day period prior to the redemption;

        - we have delivered all shares of common stock upon conversion on a timely basis; and

        - we have otherwise satisfied our obligations and are not in default under the documents governing the rights of the Series H preferred shares.

        Redemption Rights of Holders Upon a Triggering Event. The Series H holders are entitled to require us to redeem some or all of their shares at a per share price equal to the greater of 130% of the conversion amount and a price based upon a multiple of the then applicable conversion rate and the closing bid prices of the Company's common stock on certain dates, at the time of any of the following events: - our notification to any holder of Series H preferred shares of our intention not to comply with proper requests for conversion; or

        - our failure to timely convert any of the Series H preferred shares.

        Registration Delay Payments. We are obligated under the terms of a Registration Rights Agreement to prepare, and, as soon as practicable, file with the SEC a registration statement covering the resale of all of the shares which may be issued when the Series H preferred shares are converted and the warrants are exercised. If this registration statement is not declared effective by the SEC by July 4, 2000, or if sales cannot be made under this registration statement after it has been declared effective, then in addition to any other relief that the holders of Series H preferred shares may be entitled to, we must pay to them an amount in cash per share held equal to:

        - $10,000 multiplied by

        - the sum of

           (a) .00067, for each day that this registration statement is not declared effective by the SEC after July 4, 2000, plus

           (b) the product of (x) .00067 multiplied by (y) the number of days after the date this registration statement has been declared effective by the SEC that it is not available for sales of at least all of the conversion shares.

        We may, however, delay for 15 consecutive calendar days, but no more than 45 calendar in the aggregate during any consecutive 365-day period, the disclosure of material non-public information concerning our company that, in the opinion of our counsel, is required to be disclosed, provided we notify the holders of the Series H preferred shares of our doing so. Such a delay in registration is allowed under the Registration Rights Agreement and will not create a right of payment for the holders of the Series H preferred shares.

        If we are required to make registration delay payments, we must make these payments within five business days of (i) the first day of the month in which the delay or unavailability of registration occurred, or, if earlier (ii) the date on which the delay or unavailability of registration is cured. If we fail to make these payments in a timely manner, then our payment obligation will bear interest at a rate of 1.5% per month, or the maximum rate permitted by law, pro rated for partial months. We must make these payments in cash unless the holder elects to have the amounts due added to the conversion amount for the holder's shares. If we fail to make these payments within 15 days of their due date, then each Series H holder has the right to require us to issue to it common stock in lieu of these payments in an amount equal to:

        - the quotient of

           (a) all registration delay payments due, plus any interest that accrued on them, divided by

           (b) the lowest closing bid price of our common stock during the period beginning on the date of the defect in registration that gave rise to a right of receipt of registration delay payments and ending on the day that we receive notice of election to receive common stock.

        Voting Rights. Holders of Series H preferred shares generally have no voting rights, except where required by law. However, the vote of two-thirds of the then outstanding Series H preferred shares is required to change their powers, designations, preferences and rights or to issue Series H preferred shares not provided for initially in the Series H financing transaction.

        Liquidation Rights. In the event we liquidate, dissolve or wind up, we must pay the Series H holders an amount per share equal to the conversion amount, or $10,000 per share plus an amount determined by the following formula:
(.02)(N/365)($10,000), where N equals the number of days form April 20, 2000 to April 20, 2002 or the conversion date, whichever is earlier. We must pay the Series H holders before we pay the holders of common stock.

        The summary set forth above is not intended to be a complete description of all of the terms of the documents governing the Series H preferred shares and the warrants. Please refer to the copies of the relevant documents filed as exhibits to our Current Report on Form 8-K filed with the SEC on March 31, 2000.

        In March 1999, we issued to the selling stockholders an aggregate of 1,685 shares of our Series D Convertible Preferred Stock and warrants to purchase an aggregate of 126,375 shares of common stock pursuant to a securities purchase agreement. In September 1999, the selling stockholders exchanged an aggregate of 842 shares of the Series D preferred stock for 842 shares of our Series F Convertible Preferred Stock. In connection with the issuance of the Series H preferred shares, the holders of Series D and Series F preferred stock agreed to convert all of their shares of Series D and Series F preferred stock into shares of our common stock by October 23, 2000 provided that the price of our common stock does not fall below $4.00 a share. This conversion date will be extended for Palladin Partners I., L.P., Palladin Overseas Fund, Ltd., The Gleneagles Fund Company and Lancer Securities, Ltd. if we issue a put notice to Cripple Creek Securities, LLC under our equity line of credit arrangement with them, which is described in further detail below.

        Previously, we issued 5 1/2% Cumulative Convertible Series B Preferred Stock and Series C Convertible Preferred Stock to some of the selling stockholders. As of the date of this prospectus, all of the shares of Series B preferred stock and Series C preferred stock have been converted into our common stock.

        Effective July 1999, we entered into a Common Stock Investment Agreement, which provides for an equity line of credit arrangement, with Cripple Creek Securities, LLC. Cripple Creek is under common control with the Palladin Group, L.P. The equity line of credit is available to us during the period beginning August 25, 1999 and ending August 24, 2001. During that period, we may require Cripple Creek to purchase, from time to time, an aggregate of up to $20,000,000 of our common stock in increments of up to $5,000,000. In addition, pursuant to a March 10, 2000 amendment, Cripple Creek has the right to purchase in its sole discretion up to 100% of each increment requested by us, up to an aggregate of an additional $6,000,000 of common stock during the term of the equity line of credit. However, there are numerous conditions on our right to draw down under the equity line, and there can be no assurance that we will be able to draw down on the line in an amount totaling $20,000,000, if at all. On November 23, 1999, we sold 125,000 shares of its common stock at $2.00 per share for an aggregate purchase price of $250,000 under the equity line of credit pursuant to a draw down notice that we delivered on September 10, 1999. The summary set forth above is not intended to be a complete description of all of the terms of the documents governing the equity line of credit. Please refer to the copies of the relevant documents filed as exhibits to our Annual Report on Form 10-K filed with the SEC on March 30, 2000.

                              PLAN OF DISTRIBUTION

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

        - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        - an exchange distribution in accordance with the rules of such exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        - privately negotiated transactions;

        - short sales;

        - through the writing of options on the shares;

        - in one or more underwritten offerings on a firm commitment or best effort basis; and

        - a combination of any such methods of sale.

        In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

        From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

        To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

        A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

        The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

        We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended.

                                  LEGAL MATTERS

        The validity of the shares of General Magic common stock covered by this Prospectus will be passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements of General Magic, Inc. as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, and for the period from May 1, 1990 (inception) to December 31, 1999 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT GENERAL MAGIC

        We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act that registers the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus and this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

        In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center            Citicorp Center
      Room 1024                 Suite 1300             500 West Madison Street
Washington, D.C. 20549   New York, New York 10048             Suite 1400
                                                    Chicago, Illinois 60661-2511

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial results.

        OUR SEC FILINGS:

        1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

        2. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2000.

        3. Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000.

        4. Our Definitive Proxy Statement on Form DEF14 filed with the Securities and Exchange Commission on May 12, 2000.

        5. Amendment No. 1 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Form 10-K/A on April 28, 2000.

        6. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2000.

        7. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.


        We also incorporate by reference any documents that we may file with the SEC after the date of this prospectus until such time as all the shares of common stock covered by this prospectus have been sold. These documents could include periodic reports, such as Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

                               General Magic, Inc.
                               Investor Relations
                              420 North Mary Avenue
                           Sunnyvale, California 94086
                            Telephone: (408) 774-4000

        If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        We have not authorized anyone to give any information or make any representation about General Magic that is different from, or in addition to, that contained in this prospectus or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee:


                                                                                   AMOUNT
                                      ITEM                                       TO BE PAID
-----------------------------------------------------------------------------    -----------
SEC Registration fee........................................................       $ 4,645

Nasdaq filing fee...........................................................        17,500

Accounting fees and expenses................................................        20,000

Legal fees and expenses.....................................................        10,000

Printing and engraving expenses.............................................         2,500

Miscellaneous...............................................................            --
                                                                                   -------

Total.......................................................................       $54,645
                                                                                   =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

        See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS

  EXHIBIT
  NUMBER                                EXHIBIT TITLE
----------                              -------------
      3.1   Certificate of Designations, Preferences and Rights of Series H
            Convertible preferred Stock of General Magic, Inc. is incorporated by reference to Exhibit 4.3 of the Registrant's current report on
            Form 8-K filed with the Securities and Exchange Commission on March
            31, 2000.

      4.1 Securities Purchase Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware corporation, and the investors listed on the Schedule of Buyers attached thereto is incorporated by reference to Exhibit 4.1 of the Registrant's current report on Form
            8-K filed with the Securities and Exchange Commission on March 31,
            2000.

      4.2 Conversion Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware Corporation, and the investors that are signatories thereto is incorporated by reference to Exhibit 4.2 of the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2000.

      4.3 Registration Rights Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware corporation, and the investors that are signatories thereto is incorporated herein by reference to
            Exhibit 4.4 of the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2000.

      4.4 Form of Warrant to Purchase Common Stock of General Magic, Inc. is incorporated herein by reference to Exhibit 4.5 of the Registrant's current report on Form 8-K filed with the Securities and Exchange
            Commission on March 31, 2000.

      5.1   Opinion of Gibson Dunn & Crutcher LLP.

     23.1   Consent of KPMG LLP, independent auditors

     23.2 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).

     24.1   Power of Attorney (included in Signature Page contained in Part II).

ITEM 17. UNDERTAKINGS.


        A. The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E. The undersigned Registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California on May 26, 2000.

                                           GENERAL MAGIC, INC.



                                           By: /s/ STEVEN MARKMAN
                                              ----------------------------------
                                                        Steven Markman
                                              President, Chief Executive Officer
                                                 and Chairman of the Board of
                                                          Directors

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Markman and Rose M. Marcario, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  Signatures                                          Title
                  ----------                                          -----
/s/ STEVEN MARKMAN                               Chairman of the Board, Chief Executive Officer          May 26, 2000
----------------------------------------------     and Director (Principal Executive Officer)
                Steven Markman                     (Acting Principal Financial and Accounting
                                                                    Officer)

/s/ ROSE M. MARCARIO                                         Chief Financial Officer                     May 26, 2000
----------------------------------------------    (Principal Financial and Accounting Officer)
               Rose M. Marcario

/s/ ELIZABETH A. FETTER
----------------------------------------------                      Director                             May 26, 2000
              Elizabeth A. Fetter

/s/ PHILIP D. KNELL
----------------------------------------------                      Director                             May 26, 2000
                Philip D. Knell


----------------------------------------------                      Director
                  Tom D. Seip

/s/ DENNIS F. STRIGL
----------------------------------------------                      Director                             May 26, 2000
               Dennis F. Strigl

/s/ SUSAN G. SWENSON
----------------------------------------------                      Director                             May 26, 2000
               Susan G. Swenson


----------------------------------------------                      Director
             Chester A. Huber, Jr.

                                INDEX TO EXHIBITS

  EXHIBIT
   NUMBER                                EXHIBIT TITLE
-----------                              -------------
      3.1   Certificate of Designations, Preferences and Rights of Series H
            Convertible preferred Stock of General Magic, Inc. is incorporated by reference to Exhibit 4.3 of the Registrant's current report on
            Form 8-K filed with the Securities and Exchange Commission on March
            31, 2000.

      4.1 Securities Purchase Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware corporation, and the investors listed on the Schedule of Buyers attached thereto is incorporated by reference to Exhibit 4.1 of the Registrant's current report on Form
            8-K filed with the Securities and Exchange Commission on March 31,
            2000.

      4.2 Conversion Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware Corporation, and the investors that are signatories thereto is incorporated by reference to Exhibit 4.2 of the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2000.

      4.3 Registration Rights Agreement, dated as of March 29, 2000, by and among General Magic, Inc., a Delaware corporation, and the investors that are signatories thereto is incorporated herein by reference to
            Exhibit 4.4 of the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2000.

      4.4 Form of Warrant to Purchase Common Stock of General Magic, Inc. is incorporated herein by reference to Exhibit 4.5 of the Registrant's current report on Form 8-K filed with the Securities and Exchange
            Commission on March 31, 2000.

      5.1   Opinion of Gibson Dunn & Crutcher LLP.

     23.1   Consent of KPMG LLP, independent auditors

     23.2 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).

     24.1   Power of Attorney (included in Signature Page contained in Part II).